UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

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UNDER ARMOUR, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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UNDER ARMOUR, INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 4, 2010

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, May 4, 2010, at 10:00 a.m., Eastern Time, at the Cheer Building, located at the Company’s headquarters, 1450 Beason Street, Baltimore, Maryland, for the following purposes:

1. To elect eight directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 19, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed Proxy Card. If you are a stockholder of record as of February 19, 2010, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Kevin A. Plank
Chief Executive Officer and Chairman of the Board of Directors

Baltimore, Maryland

March 19, 2010

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 4, 2010

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, May 4, 2010, at 10:00 a.m., Eastern Time, at the Cheer Building, located at the Company’s headquarters, 1450 Beason Street, Baltimore, Maryland, and at any adjournment or postponement thereof. We expect to first send or give this Proxy Statement, together with our 2009 Annual Report, to stockholders on approximately March 25, 2010.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company.

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Common Stock, which we refer to as Class B Stock, at the close of business on February 19, 2010, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 37,856,529 shares of Class A Stock and 12,500,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters that come before the Annual Meeting. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted at the Annual Meeting or for which Proxy Cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the eight nominees to the Board of Directors named herein and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying Proxy Card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, a Proxy Card for voting those shares may be included with this Proxy Statement. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

To vote, please mark, date and sign the Proxy Card and return it in the postage pre-paid envelope provided. To vote in accordance with the Board of Directors’ recommendations, simply sign and date the Proxy Card and return it in the postage pre-paid envelope provided. You may also vote by telephone or over the Internet by following the instructions on the enclosed Proxy Card.

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2009 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 4, 2010

Our Proxy Statement and 2009 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. Directions to be able to attend the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. Beginning in 2010, the election of directors is no longer considered a “routine matter.” Thus, if you do not vote your shares with respect to the election of directors, your bank or broker may not vote the shares, and your shares will be left unvoted.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast.

Abstentions and broker non-votes will not have an effect on the result of the vote on the election of directors and ratification of the appointment of our independent auditors because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2009 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 19, 2010. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned	Restricted Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	12,500,100			12,500,100	24.8%	76.8%
Byron K. Adams, Jr. (5)	1,500		5,903	7,403	*	*
Douglas E. Coltharp (5)	43,500		5,903	49,403	*	*
Anthony W. Deering (5)	10,100		1,708	11,808	*	*
A.B. Krongard (5)	17,285		5,903	23,188	*	*
William R. McDermott (5)	15,285		5,903	21,188	*	*
Harvey L. Sanders (5)	53,500		5,903	59,403	*	*
Thomas J. Sippel (5) (6)	34,500		5,903	40,403	*	*
Brad Dickerson (7)	3,506	2,000	5,600	11,106	*	*
David W. McCreight (8)	43,782	69,132		112,914	*	*
Suzanne J. Karkus	5,624			5,624	*	*
Eugene R. McCarthy		35,000		35,000	*	*
J. Scott Plank (9)	2,521,842			2,521,842	5.0%	1.5%
All Executive Officers and Directors as a Group (10)	15,396,433	106,132	145,512	15,648,077	31.0%	78.6%
5% Stockholders
Baron Capital Group, Inc. (11)	4,050,787			4,050,787	8.0%	2.5%
BlackRock, Inc. (12)	2,405,348			2,405,348	4.8%	1.5%

*	Less than 1% of the shares.
(1)	Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power.
(2)	The percentage of outstanding figure takes into account the 12,500,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than 1%, J. Scott Plank, 6.7%, all executive officers and directors as a group, 8.3%, Baron Capital Group, Inc., 10.7% and BlackRock, Inc., 6.4%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.

(4)	Includes 100 shares of Class A Stock and 11,801,025 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust and 698,975 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by the companies. Because the 12,500,000 shares of Class B Stock beneficially owned by Mr. Plank are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 12,500,000 shares of Class A Stock into which the Class B Stock may be converted.
(5)	Does not include stock options for 3,061 shares for each non-management director exercisable more than 60 days from the Record Date. Does not include deferred stock units, or DSUs, or restricted stock units, or RSUs, held by the non-management directors. The RSUs for each non-management director (with the exception of Mr. Deering) vest in full on the date of the 2010 Annual Meeting of Stockholders. For Mr. Deering, the RSUs for 1,020.41 shares vest on the date of the 2010 Annual Meeting of Stockholders, and for the remaining 1,977.65 shares (part of a grant upon his initial election to the Board) will vest in two remaining equal annual installments on September 1, 2010 and September 1, 2011. The RSUs will be converted to DSUs on a one for one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams, Jr.	4,207.05	1,020.41
Douglas E. Coltharp	4,207.05	1,020.41
Anthony W. Deering	2,744.49	2,998.06
A.B. Krongard	5,326.57	1,020.41
William R. McDermott	4,766.81	1,020.41
Harvey L. Sanders	5,046.71	1,020.41
Thomas J. Sippel	4,207.05	1,020.41

(6)	Does not include 698,975 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note 4 above).
(7)	Does not include stock options for 8,400 shares and stock options with performance based vesting for 45,000 shares exercisable more than 60 days from the Record Date.
(8)	Does not include stock options with performance based vesting for 185,816 shares exercisable more than 60 days from the Record Date.
(9)	Includes 1,915,496 shares of Class A Stock held by J. Scott Plank individually or in trust and 606,346 shares of Class A Stock held by two limited liability companies controlled by him. Mr. Plank is the managing member and has sole voting and investment power over the shares held by these companies.
(10)	Includes shares shown as beneficially owned by the directors and executive officers as a group (14 persons). Does not include stock options for 322,643 shares exercisable more than 60 days from the Record Date.
(11)

According to their report on Schedule 13G, as of December 31, 2009, Baron Capital Group, Inc., or Baron, and certain affiliates of Baron, were deemed to beneficially own in the aggregate 4,050,787 shares of our Class A Stock held for Baron investment advisory accounts and by the Baron Growth Fund. According to the Schedule 13G, the reporting persons had shared power to vote 3,509,507 shares and no power to vote 541,280 shares and shared power to dispose of 4,050,787 shares. The principal business address of Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(12)

According to their report on Schedule 13G, as of December 31, 2009, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 2,405,348 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote and sole power to dispose of all of these shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are eight nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Identifying and Evaluating Director Candidates” below.

Eight directors will be elected at the 2010 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, Chief Executive Officer and Chairman of the Board of Under Armour, Inc., age 37, is the founder of Under Armour and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 1996. Mr. Plank served as our President from 1996 until July 2008. Mr. Plank also is a member of the Board of Trustees of the University of Maryland College Park Foundation. Mr. Plank’s brother is J. Scott Plank, our Executive Vice President of Business Development.

As our founder, leader and controlling stockholder since our inception in 1996 and the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Byron K. Adams, Jr., Managing Director, Rosewood Capital, LLC, age 55, has been a director of Under Armour since September 2003. Since 1985, Mr. Adams has been a managing director of Rosewood Capital, LLC, a private equity firm that, through its affiliates, was one of our significant investors from 2003 until 2006.

Mr. Adams’ qualifications to serve on our Board include his 25 years of experience with the private equity firm Rosewood Capital investing in and advising consumer growth companies.

Douglas E. Coltharp, Partner, Arlington Capital Advisors and Arlington Investment Partners, age 48, has been a director of Under Armour since December 2004. Since May 2007, Mr. Coltharp has been a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business. Prior thereto, Mr. Coltharp served as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Mr. Coltharp serves on the Board of Directors of Ares Capital Corp., and as Chairman of its audit committee and a member of its nominating committee and serves on the Board of Directors of Rue21, Inc., and as Chairman of its audit and nominating and governance committees.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent experience as partner in a financial advisory and private equity firm.

Anthony W. Deering, former Chief Executive Officer and Chairman, The Rouse Company, age 65, has been a director of Under Armour since August 2008. Mr. Deering is Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004, until it merged with General Growth Properties. With The Rouse Company since 1972, Mr. Deering previously served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Vornado Realty Trust, and is a member of its audit committee. Mr. Deering also serves on the Boards of the T. Rowe Price Mutual Funds (includes 59 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Mr. Deering served on the Board of Directors of Mercantile Bankshares Corporation until March 2007.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for 7 years as Chief Executive Officer and Chairman of the Board.

A.B. Krongard, former Chief Executive Officer and Chairman, Alex.Brown, Incorporated, age 73, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc., a global satellite communications company, and is a member of its compensation and nominating and corporate governance committees. Mr. Krongard is also serving on the Global Board of the law firm DLA Piper. Mr. Krongard served on the Board of Directors of PHH Corporation until June 2009.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

William R. McDermott, Co-Chief Executive Officer and Executive Board Member, SAP AG, age 48, has been a director of Under Armour since August 2005. Since February 2010, Mr. McDermott has served as the Co-Chief Executive Officer and Executive Board Member of SAP AG. Prior thereto, he served as President of Global Field Operations and Executive Board Member of SAP AG and as Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of PAETEC Holding Corp., a provider of integrated communications services, and the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation committee.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP AG, including his most recent appointment as Co-Chief Executive Officer and Executive Board Member.

Harvey L. Sanders, former Chief Executive Officer and Chairman, Nautica Enterprises, age 60, has been a director of Under Armour since November 2004. Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation and Chairman of its executive committee.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a leading publicly-traded apparel brand and retailer.

Thomas J. Sippel, Partner, Gill Sippel and Gallagher, age 63, has been a director of Under Armour since July 2001. Mr. Sippel is a partner of the law firm Gill, Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

Mr. Sippel’s qualifications to serve on our Board include his 35 years of experience as a corporate lawyer advising businesses, including his firm’s advice to our company in its early stages of growth and development.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has eight members. Seven directors are non-management directors, with six directors, or seventy-five percent of our Board, being independent directors.

Kevin Plank currently serves as both Chairman of the Board and Chief Executive Officer for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 25% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our board and the management of our business.

To further strengthen our corporate governance structure and provide independent oversight of our company, we have appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All eight directors attended our 2009 Annual Meeting of Stockholders.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Senior Director of Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Senior Director of Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. Our full Board periodically reviews our strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board has determined that the following six directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Byron K. Adams, Jr., Douglas E. Coltharp, Anthony W. Deering, A.B. Krongard, William R. McDermott and Harvey L. Sanders. The Board considered the following relationship when determining the independence of directors.

William R. McDermott is the Co-Chief Executive Officer and Executive Board Member of SAP AG. In 2005, the company entered into a standard industry agreement with SAP to license the SAP Apparel and Footwear Solution as our enterprise resource system software. In 2009, we paid approximately $2.0 million to SAP in connection with the licensing of this software and related support services. SAP’s 2009 worldwide revenues were over €10.7 billion. Mr. McDermott has indicated that he believes the relationship is clearly immaterial for SAP and has no effect on his independence. The Board has considered this relationship in the past and determined that it was not a material relationship. The Board considered the fact that SAP is the world’s largest business application software company, the agreement between SAP and the Company is a standard industry agreement and the payments are immaterial for SAP.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2009, there were nine meetings of the Board. In 2009, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2009 for each of the committees.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
Byron K. Adams, Jr.	X	X
Douglas E. Coltharp	X		X
Anthony W. Deering	X	X
A.B. Krongard	*X
William R. McDermott		X	*X
Harvey L. Sanders		*X	X
Total Meetings in 2009	8	5	4

*	Committee Chair

The functions performed by these committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each committee can be found on our website at www.uabiz.com, under “Investor Relations-Governance.”

The Board has determined that each member of these committees is independent under NYSE listing standards. The Board also has determined that each member of the Audit Committee is independent under NYSE listing standards and SEC rules.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2009 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that each of Mr. Krongard, Mr. Deering and Mr. Coltharp is an “audit committee financial expert” under SEC rules. As indicated above, the Board has also determined that all committee members are independent under NYSE listing standards and SEC rules.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO, President or Chief Operating Officer evaluates the performance of our other executive officers and makes recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers. Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2009 is included under the “Compensation Committee Report” section of this Proxy Statement.

A description of the compensation program for our non-management directors, including updates to the program for 2010 is included under the “Compensation of Directors” section of this Proxy Statement. The compensation program and compensation amounts for our directors were last changed in 2006. In 2008 and again in 2009, the Compensation Committee reviewed our director compensation. At the request of the committee Chairman, management researched director compensation practices of competitor companies and reviewed the data with the committee. In 2008, the committee Chairman reviewed this data and the competitiveness of our director compensation program with the compensation consulting firm Frederic W. Cook and Co. The committee considered changes to director compensation as a result of these earlier reviews, but did not make any changes until 2010.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees the committee considers general principles of diversity, and does so in the broadest sense. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the Chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The Chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. The committee may use the services of a third party search firm to assist it in identifying and screening candidates.

The Corporate Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to submit recommendations must provide the following information in writing to the attention of the Secretary of Under Armour by certified or registered mail:

•	as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock which are beneficially owned by the person; and

•	the person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	as to the stockholder recommending a director candidate:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners (if any) of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominees; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners (if any) and (ii) by any other stockholders known by the stockholder to be supporting such nominees.

To be considered by the Corporate Governance Committee for the 2011 Annual Meeting of Stockholders, nominations for director candidates must be received at the principal office of Under Armour within the time period set forth below under the section “Stockholder Proposals.”

Compensation of Directors

Retainers and Meeting Fees

The compensation arrangement for non-management directors during 2009 was as follows:

Annual Retainer for each Director	$20,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chairs
Audit Committee	$10,000
Compensation Committee	$7,500
Corporate Governance Committee	$5,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability.

Equity Awards

Non-management directors also receive the following equity awards:

•	An award of restricted stock units valued (on the grant date) at $100,000 upon initial election to the Board, with the units vesting in three equal annual installments;

•

An annual award of restricted stock units valued (on the grant date) at $25,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders; and

•

An annual stock option grant following each Annual Meeting of Stockholders, with the stock option grant covering a number of shares equal in value to $75,000 on the grant date and with the stock options vesting in full at the next year’s Annual Meeting of Stockholders. For example, on May 5, 2009, each director received stock options for 3,061 shares ($75,000 divided by $24.50, the closing price of our Class A Stock on the grant date).

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the shares are deferred into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The exercise price of the stock options is the closing market price of our Class A Stock on the grant date. The stock options have a term of ten years. They vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. They are forfeited if the director leaves the Board prior to vesting.

The table below sets forth information concerning the compensation of our non-management directors for 2009.

Director Compensation for 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Total ($)
Byron K. Adams, Jr.	36,500	25,000	38,392	99,892
Douglas E. Coltharp	36,500	25,000	38,392	99,892
Anthony W. Deering	37,000	25,000	38,392	100,392
A.B. Krongard	42,500	25,000	38,392	105,892
William R. McDermott	38,000	25,000	38,392	101,392
Harvey L. Sanders	42,500	25,000	38,392	105,892
Thomas J. Sippel	26,500	25,000	38,392	89,892

(1)	All of the non-management directors deferred their cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received.

Name	2009 Cash Deferred ($)	Deferred Stock Units
Byron K. Adams, Jr.	20,000	889.58
Douglas E. Coltharp	20,000	889.58
Anthony W. Deering	20,000	889.58
A.B. Krongard	30,000	1,334.36
William R. McDermott	25,000	1,111.97
Harvey L. Sanders	27,500	1,223.16
Thomas J. Sippel	20,000	889.58

(2)	The amount in this column reflects the aggregate grant date fair value of the stock awards granted in 2009 in accordance with applicable accounting guidance. Each of the non-management directors (with the exception of Mr. Deering) held restricted stock units for 1,020.41 shares as of December 31, 2009. As of December 31, 2009, Mr. Deering held restricted stock units for 2,998.06 shares, which includes restricted stock units awarded when he was appointed to the Board in August 2008.
(3)	We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(4)	The amount in this column reflects the aggregate grant date fair value of the option awards granted in 2009 in accordance with applicable accounting guidance. For 2009, each non-management director was granted stock options for 3,061 shares on May 5, 2009, which will vest on the date of our 2010 Annual Meeting of Stockholders and expire on May 4, 2019. These stock options have an exercise price equal to $24.50. As of December 31, 2009, each non-management director (with the exception of Mr. Deering) also held vested stock options for 5,903 shares. As of December 31, 2009, Mr. Deering held vested stock options for 1,708 shares.

Changes to Director Compensation for 2010

The compensation arrangement described above has been in place since 2006. The Compensation Committee reviewed director compensation in 2008 and again in 2009, but deferred making any changes at that time. For 2010, the committee recommended certain changes that were approved by the Board. For further discussion of this review, see “Board Meetings and Committees- Compensation Committee” above. After this review, including discussions with a compensation consultant, the committee and the Board believed that our director compensation was below competitive levels and that the changes were appropriate to bring our director compensation more in line with director compensation in our industry.

Beginning in 2010, the annual retainers for each director and for the committee chairs will increase, and we will begin paying an annual retainer for our Lead Director. The meeting fees will remain the same. With these changes, the compensation arrangement for non-management directors will be as follows:

Annual Retainer for each Director	$40,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$15,000

Also beginning in 2010, directors will receive one annual equity award consisting of restricted stock units valued on the grant date at $75,000, rather than the prior program of two equity awards consisting of restricted stock units valued on the grant date at $25,000 and stock options covering a number of shares equal in value to $75,000 on the grant date. The restricted stock units will continue to be awarded following each Annual Meeting of Stockholders, and will have the same vesting terms as the prior restricted stock unit award described above. The committee and the Board believed that all director equity compensation should be in the form of restricted stock units to simplify the compensation program and provide a more direct link between the value of director equity awards and shareholder value.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2009 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Objectives of our compensation program and what our compensation program is designed to reward

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues, operating income and operating efficiency (as measured by our income from operations as a percentage of our net revenues), primarily through our annual incentive plan, and for generating positive returns for our stockholders, primarily through our equity awards.

Elements of our compensation

Our compensation consists of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards also based primarily on the performance of the company; and

•	benefits and perquisites, such as supplemental disability insurance.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan for executives. Compensation deferrals under this plan began in 2008. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan. We also have agreements with executives that provide certain benefits upon termination of employment under various circumstances, including following a change in control of Under Armour.

Compensation Committee review process

In early 2010, in conjunction with the review of the 2009 annual incentive plan and 2010 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2007-2009;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2009;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted shares and unrestricted shares held at the end of 2009;

•	balances and returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2009 in conjunction with the approval of 2009 salaries and annual equity awards for executive officers. The committee did not engage any compensation consultants in 2009 to assess salary levels or other compensation elements for our executive officers.

Management’s role in determining compensation

As discussed throughout this Compensation and Discussion Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers. Our CEO Kevin Plank, with input from our President David McCreight and our Chief Operating Officer Wayne Marino, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. These executives, along with our Chief Financial Officer, our Corporate Secretary and our senior Human Resources executive, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the stock option awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Determining amounts of compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan as discussed below.

In 2008, Mr. McCreight joined our company as President and Ms. Karkus joined our company as Senior Vice President of Apparel, and in 2009, Mr. McCarthy joined our company as Senior Vice President of Footwear. We negotiated salaries with them prior to their joining our company based on their then current salaries and the salaries of other candidates considered for the position and after consultations with the Chairman of the Compensation Committee. The committee then approved the salaries.

Mr. Plank proposed no salary increases for any of these named executive officers for 2009 as part of an effort to control expenses and manage our business more conservatively in a challenging economic environment.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2010 for certain executive officers, including an increase in salary for our Chief Financial Officer Mr. Dickerson from $260,000 in 2009 to $350,000 in 2010. The increase was approved based in part on Mr. Dickerson’s strong performance in 2009 driving improved financial discipline and planning for our business, highlighted by a 21.1% increase in our diluted earnings per share from 2008 to 2009 and a 83.5% increase in our cash balance from $102.0 million at the end of 2008 to $187.3 million at the end of 2009. The salary increase was also approved to bring Mr. Dickerson’s salary more in line with other senior executives at our company.

Annual Incentive Award

Plan Design and Performance Targets

We have an annual incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. For 2009, company performance was assessed first on the level of net revenue growth. If the company achieved net revenue growth from $725.2 million in 2008 to at least $800.0 million in 2009, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

In addition, our 2009 plan included targets for income from operations as a percentage of net revenues, or operating income percentage. Assuming the above net revenue threshold was achieved, annual incentive award amounts would vary based on our operating income percentage for 2009, with minimum award amounts at 10.7% and maximum award amounts at 13.5% (with the percentages calculated after deducting the impact of the incentive awards). For 2008, our operating income percentage was 10.6%. Operating income percentage was used as a metric to ensure that management was operating the business in a profitable manner.

Finally, our 2009 plan included targets for inventory turn because of the significance of inventory to our financial condition and our operating efficiency. Inventory turn for the year is a measure indicating the number of times we sell and replace our inventory during the year, and is calculated by dividing our cost of goods sold during the year by the average inventory level during the year. A higher inventory turn is a general indicator of a more efficient business. For 2009, the plan included a target inventory turn of 2.7, with potentially higher annual incentive amounts for a higher inventory turn and lower annual incentive amounts for lower inventory turns.

Management and the Compensation Committee believed that the minimum net revenue target of $800.0 million necessary for executives to be eligible for an annual incentive award for 2009 was set high enough to ensure that incentive awards would only be paid if we continued to demonstrate solid net revenue growth even in a difficult economic environment, and that the range of operating income percentage targets and inventory turn targets for 2009 was set appropriately to incentivize our management to operate the business in an efficient and profitable manner.

After the end of the year, the Compensation Committee evaluates the performance of Mr. Plank and reviews the assessment done by Mr. Plank and other senior executives of the performance of the other executive officers, and may reduce annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour.

Eligible Amounts

For 2009, the eligible annual incentive amount for our CEO Mr. Plank ranged from $192,000 to $1,474,000, based on a sliding scale tied to the level of our operating income percentage. In earlier years (prior to 2008), Mr. Plank was eligible for an annual incentive award equal to $250,000 to $1,000,000, or 50% to 200% of base salary paid during the year. As discussed above under “Salary,” Mr. Plank voluntarily reduced his salary from $500,000 in 2007 to $26,000 in 2008. The Compensation Committee believed that Mr. Plank’s continued leadership and superior performance were a critical part of Under Armour’s ongoing strong performance and that the maximum compensation for which he was eligible should not be decreased when he reduced his salary. As a result, the committee determined that Mr. Plank’s maximum annual incentive amount should be increased by $474,000, equal to the amount by which he reduced his salary. For 2009, the eligible annual incentive amount for our President Mr. McCreight ranged from 13% to 100% of base salary paid during the year and for the other named executive officers from 10% to 75% of base salary paid during the year, also based on a sliding scale tied to the level of our operating income percentage.

The maximum annual incentive amounts for all of these executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business. The maximum eligible award amounts for 2009 were the same as the maximum amounts for 2008, although no award amounts were paid under the annual incentive plan for 2008 based on the company’s performance.

Award Amounts

Our 2009 net revenues were $856.4 million, well above the revenue target under the plan of $800.0 million. Our inventory turn improved from 2.1 in 2008 to 2.7 in 2009, at the level contemplated for full funding of any bonuses earned based on our operating income percentage. Under the operating income percentage targets established by the Compensation Committee, the anticipated annual incentive payment would have been approximately 20% of the maximum annual incentive awards under the plan. However, management recommended and the committee approved awards for executives generally at 48.75% of the maximum annual incentive award under the plan for the reasons discussed below.

The Compensation Committee considered several factors when determining final annual incentive award amounts for 2009, including the following factors:

•

recognition that the operating income targets set in early 2009 did not fully anticipate the impact of the economic environment on our business, and thus may not have been properly aligned for our team in 2009;

•	success of several revenue and expense initiatives undertaken during the year in response to the economic environment;

•

continued strengthening of our balance sheet, with cash, net of debt improving to $167.1 million at year-end 2009 from $56.5 million at year-end 2008, and inventory levels improving to $148.5 million at year-end 2009 from $182.2 million at year-end 2008;

•

our company achieved strong results for the year, with net revenues up 18.1%, operating income up 10.9% and diluted earnings per share up 21.1%, and these results were achieved in a challenging economic environment;

•

consideration of the fact that our executive officers received no annual incentive under our plan for 2008, and the need to fairly compensate and reward our leaders for their efforts in order to retain the talent needed to achieve long-term growth targets; and

•

continued investments in our business necessary to achieve our long-term growth plans, including investments in new people and infrastructure, which increased operating expenses and impacted our operating income percentage in 2009.

For the annual incentive amounts paid to the named executive officers, see the “2009 Summary Compensation Table” below.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

In March 2009, management recommended and the Compensation Committee approved performance-based stock options to certain executive officers and other members of management. The committee believed that our management should be awarded stock options so that they benefit only with continued strong performance of the company, as reflected in an increase in the company’s stock price, and thus more closely align their interests with the interests of stockholders. Vesting of these stock options was tied to achievement by the company of a certain combined operating income for 2009 and 2010, with 50% vesting following achievement of the target and 50% vesting one year later as an incentive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the stock options vest only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value, and that this was particularly important in light of the difficult economic environment in 2009.

The employees receiving these equity awards were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of equity awards to all employees was based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was generally tiered based on the employee’s level within the company. These stock option awards are included in the “Grants of Plan-Based Awards for 2009” table below. Mr. Plank is the founder of Under Armour and currently owns directly or indirectly 12,500,100 shares of our Class A and Class B Stock. Management did not recommend to the committee that it grant a stock option award for Mr. Plank because of his significant stock holdings, and the committee agreed with this recommendation.

In March 2009, the Compensation Committee also reduced the operating income targets for a performance-based stock option award granted to Mr. McCreight in 2008 to more closely align these targets with the operating income level set for the award to the rest of the management team as described above. The award vests in four equal installments, with each installment subject to achievement by the company of increasing levels of combined annual operating income, beginning with 2010 and 2011. The original targets for Mr. McCreight’s stock option award were set in July 2008 prior to adjustments in our business plans in response to a deteriorating economic environment. Management and the committee believed that the original performance targets were set too high to act as an appropriate incentive for driving shareholder value.

In connection with his joining our company in August 2009, Mr. McCarthy negotiated and the Compensation Committee approved an equity award of 35,000 restricted shares with a grant date fair value of $848,400, with the shares vesting 25% each year over a four year period as an incentive for him to remain with Under Armour and an incentive to encourage him to focus on our long-term growth. The amount was determined based primarily on his position and responsibilities with our company. Management believes it is important that new executive officers receive meaningful equity awards to align their interests with the interests of our stockholders.

Equity Grant Practices

Since our initial public offering in 2005, stock options have been granted with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option. During 2009, equity awards were granted to executive officers either on the date they joined our company or at one of our regularly scheduled Compensation Committee meetings.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. Compensation deferrals under this plan began in 2008. The plan allows for company contributions in certain limited cases. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2009 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides monthly disability benefits ranging from approximately $5,000 to $15,600, depending on the executive. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

For Mr. McCarthy we agreed to provide reimbursement for certain relocation costs in connection with his joining our company in 2009. For Ms. Karkus we also agreed to provide reimbursement for travel to visit her family on weekends. She had negotiated this benefit upon her joining the company in 2008, and management recommended and the Compensation Committee approved continuation of this benefit in 2009. To avoid reducing the value of these benefits, we also provided a tax gross-up to cover the income taxes incurred as a result of these benefits.

Change in Control Severance Agreements

We have a change in control severance agreement in place with our executives. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control. The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control. The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and bonus plus a pro-rata bonus for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2009, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2011.

Other Severance Agreements

We agreed to provide severance to Mr. McCreight (payment of salary for 12 months) and Ms. Karkus (payment of salary for six months) in the event their employment ends under certain circumstances. These agreements were negotiated with them prior to them joining our company. See “Potential Payments Upon Termination of Employment or Change in Control” below for a description of these severance benefits. Management and the Compensation Committee believed these severance amounts were reasonable and were necessary to attract Mr. McCreight to become our President and Ms. Karkus to become our Senior Vice President of Apparel, both important positions for our company.

In February 2010, Ms. Karkus resigned from the company, and we agreed to pay her the severance described above. We also agreed to pay her $120,000 primarily to cover transition costs related to her relocation back to New York.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to the exercise of stock options granted by the Compensation Committee under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. We are able to record compensation expense for federal income tax purposes for restricted stock grants in the year when the restricted shares vest. The expense related to outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Harvey L. Sanders, Chairman

Byron K. Adams, Jr.

Anthony W. Deering

William R. McDermott

2009 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly compensated executive officers in 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin A. Plank Chief Executive Officer and Chairman of the Board	2009 2008 2007	26,000 26,000 500,000	0 0 0	0 0 0	0 0 0	718,575 0 1,000,000	3,486 4,002 28,310	748,061 30,002 1,528,310

Brad Dickerson (4) Chief Financial Officer	2009 2008	260,000 260,000	0 0	0 0	0 218,403	95,063 0	13,452 13,318	368,515 491,721

David W. McCreight (5) President	2009 2008	650,000 267,500	0 575,000	0 4,000,000	0 0	316,875 0	7,350 24,582	974,225 4,867,082

Suzanne J. Karkus (6) Former Senior Vice President of Apparel	2009 2008	400,000 400,000	0 178,000	0 2,000,000	0 0	150,000 0	66,850 115,639	616,850 2,693,639

Eugene R. McCarthy (7) Senior Vice President of Footwear	2009	153,846	0	848,400	0	56,250	47,181	1,105,677

(1)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for stock and option awards granted during each year. The equity grants included in this table are described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2009” or “Outstanding Equity Awards at 2009 Fiscal Year-End” tables below. The Compensation Committee approved stock option awards with vesting tied to company performance conditions to Mr. Dickerson and Ms. Karkus in 2009 and Mr. McCreight in 2008. On the grant date, achievement of the conditions was not deemed probable, and accordingly, pursuant to the SEC’s disclosure rules, no value is included in the table for these awards. The fair value of the awards at grant date assuming achievement of the highest level of performance conditions was $329,969 for Mr. Dickerson, $329,969 for Ms. Karkus and $3,000,000 for Mr. McCreight. In 2009, the Compensation Committee modified Mr. McCreight’s stock option award by reducing the performance targets to more closely align them with the targets set for the performance stock option awards granted to the rest of the management team. On the modification date for the award, the achievement of the conditions was still not deemed probable. The fair value of the award on the date it was modified assuming achievement of the highest level of performance conditions was $956,506. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Reflects the amounts earned under our annual incentive plan for the applicable year. For discussion of the 2009 plan, see “Compensation Discussion and Analysis” above. Certain amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation” below.
(3)	All Other Compensation for 2009 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin A. Plank	2,706	780	0	0
Brad Dickerson	3,504	7,200	0	2,748
David W. McCreight	0	7,350	0	0
Suzanne J. Karkus	3,524	6,292	30,419	26,615
Eugene R. McCarthy	2,276	0	24,169	20,736

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $5,000 to $15,600 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	For Ms. Karkus, the other benefits are $30,419 for roundtrip commercial airline flights and related expenses to visit her family during 2009. For Mr. McCarthy, the other benefits are $24,169 for relocation costs.
(c)	The tax reimbursements are a gross-up amount to cover taxes on disability insurance premiums and the other benefits reflected in the table.
(4)	Mr. Dickerson was promoted to Chief Financial Officer in February 2008. Compensation for 2007 is not shown because he was not one of our named executive officers during that year.
(5)	Mr. McCreight joined our company in July 2008.
(6)	Ms. Karkus joined our company in January 2008. She resigned from our company in February 2010.
(7)	Mr. McCarthy joined our company in August 2009. His annual salary level for 2009 was $400,000.

Grants of Plan-Based Awards for 2009

The following table contains information concerning (1) possible payments to the named executive officers under our 2009 annual incentive plan approved by the Compensation Committee in early 2009 and (2) equity awards to the named executive officers in 2009 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold ($)	Maximum ($)	Threshold (#)	Maximum (#)
Kevin A. Plank			192,000	1,474,000	0	0	0

Brad Dickerson			26,000	195,000			0
	3/10/09				40,500	45,000		13.71	0

David W. McCreight			84,500	650,000			0
	3/10/09				41,808	185,816		28.93	0

Suzanne J. Karkus			40,000	300,000			0
	3/10/09				40,500	45,000		13.71	0

Eugene R. McCarthy			15,385	115,385	0	0
	8/10/09	8/4/09					35,000		848,400

(1)	The equity award for Mr. McCarthy was approved by the Compensation Committee at a meeting held prior to his employment start date; the grant date for the award was effective as of his start date. The Committee Action Date is the date of the committee meeting approving the award.
(2)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2009 pursuant to our annual incentive plan based primarily on corporate performance. The guidelines under the plan provided for possible incentive awards ranging from $192,000 to $1,474,000 for Mr. Plank, from 13% to 100% of base salary paid during the year to Mr. McCreight and from 10% to 75% of base salary paid during the year for the other named executive officers. The “threshold” and “maximum” amounts in the table reflect the low end and high end, respectively, of the possible incentive awards based on corporate performance. The plan did not include a “target” amount. Pursuant to the SEC’s rules, the “target” amount in the table should include a representative amount for 2009 based on corporate performance for the prior year; however, based on our 2008 corporate performance, the named executive officers would not have been eligible for an incentive award.
(3)

As more fully described in “Compensation Discussion and Analysis” above, in 2009 the Compensation Committee modified the performance stock option award granted to Mr. McCreight in 2008 to reduce the performance targets to more closely align them with the targets set for the performance stock option awards granted in 2009 to the rest of the management team. The stock option award to Mr. McCreight vests in four equal installments based on our company achieving each of four increasing levels of annual operating income. When each of the performance levels is achieved, the portion of the award tied to that performance level will vest 50% upon achievement of the performance and 50% one year later. If a performance level is not achieved, the portion of the award tied to that performance level will be forfeited. Upon a change in control of Under Armour, all of the options vest upon the change in control. The “threshold” column for Mr. McCreight’s award includes the minimum number of stock options that could vest upon achievement of the performance target for one of the four installments. There is no “target” number of stock options under the award.

The stock option awards to Mr. Dickerson and Ms. Karkus vest based on our company achieving a certain combined operating income for 2009 and 2010. Upon achievement of the performance target, 50% of the award will vest and 50% will vest one year later. The award includes only two performance target amounts, as indicated under the “threshold” and “maximum” columns. If the threshold target is not achieved, the award will be forfeited. Upon a change in control of Under Armour, all of the options vest. (Ms. Karkus’s stock option award was forfeited when she resigned from our company in February 2010.)

(4)	The restricted stock award to Mr. McCarthy vests in four equal annual installments beginning August 15, 2010. Restricted stock vests sooner upon death or disability or upon a change in control of Under Armour. Dividends, if any, are paid on shares of restricted stock. Since we became a public company, we have not paid any dividends.
(5)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for the stock and option awards. See footnote (1) to the “2009 Summary Compensation Table” above for further information on the performance stock options granted or modified in 2009.

Employment Agreements

We have no employment agreements with any of our named executive officers.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted shares that were not vested for the named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Kevin A. Plank	0	0	0			0	0

Brad Dickerson	15,000 1,600 2,000	0 2,400 8,000	45,000	2.65 45.12 43.65 13.71	3/24/10 5/7/17 2/20/18 3/9/19	2,000	54,540

David W. McCreight	0	0	185,816	28.93	7/23/18	69,132	1,885,230

Suzanne J. Karkus	0	0	45,000	13.71	3/9/19	34,981	953,932

Eugene R. McCarthy	0	0	0			35,000	954,450

(1)	Mr. Dickerson’s 2,400 unvested options vest in three remaining equal annual installments beginning in May 2010 and his 8,000 unvested options vest in four remaining equal annual installments beginning February 2010. For the remaining unvested options for Mr. Dickerson, any of the options that vest within twelve months following a change in control, vest upon the change in control.

(2)	These performance based options vest based on the company’s performance. See footnote (3) to the “Grants of Plan-Based Awards for 2009” table above for the vesting terms of these options. The number of options shown is the maximum number of options that could vest under the award.
(3)	Mr. Dickerson’s unvested restricted shares vest in two remaining equal annual installments beginning May 2010. Mr. McCreight’s unvested restricted shares vest in three remaining installments, with 50% vesting in August 2010 and 25% in each of August 2011 and August 2012. Ms. Karkus’ unvested restricted shares were scheduled to vest in four remaining equal annual installments beginning February 2010; however, three of the four installments were forfeited when she resigned from our company in February 2010. Mr. McCarthy’s unvested restricted shares vest in four equal annual installments beginning August 2010. All restricted shares vest sooner upon death or disability or upon a change in control of Under Armour.
(4)	Based on $27.27 per share (the closing price of our Class A Stock on December 31, 2009).

Option Exercises and Stock Vested in 2009

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin A. Plank	0	0	0	0
Brad Dickerson	0	0	1,000	24,540
David W. McCreight	0	0	69,133	1,658,501
Suzanne J. Karkus	0	0	8,745	138,346
Eugene R. McCarthy	0	0	0	0

(1)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2009

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2009.

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 ($)(1)
Kevin A. Plank	0	0	191,171	0	896,802
Brad Dickerson	0	0	22,998	0	79,424
David W. McCreight	0	0	0	0	0
Suzanne J. Karkus	0	0	0	0	0
Eugene R. McCarthy	0	0	0	0	0

(1)	The first deferrals made under the plan for these executives were deferrals of 2007 annual incentive awards paid in March 2008. The deferral amount for Mr. Plank ($900,000) is included in “Non-Equity Incentive Plan Compensation” for 2007 as reported in the 2009 Summary Compensation Table above. The balances at the end of 2009 represent deferral amounts plus or minus the earnings or losses since the time of deferral.

In 2007, the Board approved this deferred compensation plan. The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals. Compensation deferrals began for participating employees in 2008.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2009 incentive award that might be payable in early 2010, employees must have made an election by June 30, 2009. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to 10 years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to 10 years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2009. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2009” above.

Ms. Karkus resigned from the company in February 2010. We have agreed to pay Ms. Karkus her salary for six months, equal to $200,000, pursuant to the terms of her Employee Confidentiality, Non Competition and Non-Solicitation Agreement with the company. We also agreed to pay her $120,000 primarily to cover transition and other expenses. Ms. Karkus is included in this table pursuant to the SEC’s disclosure rules because she was still employed by the company on December 31, 2009.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Disability				0	(1)

Brad Dickerson
• Change in Control			664,740	664,740
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	650,000	12,458		662,458
• Termination of employment for any other reason in connection with a Change in Control	195,000			195,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	156,000			156,000
• Disability			54,540	54,540	(1)
• Death			54,540	54,540

David W. McCreight
• Change in Control			1,885,230	1,885,230
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,950,000	12,559		1,962,559
• Termination of employment for any other reason in connection with a Change in Control	650,000			650,000
• Termination of employment without Cause	650,000		942,615	1,592,615
• Termination of employment by Executive for Good Reason	650,000			650,000
• Termination of employment for any other reason with Under Armour enforcing a non-compete	390,000			390,000
• Disability			1,885,230	1,885,230	(1)
• Death			1,885,230	1,885,230

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)

Suzanne J. Karkus (resigned February 2010; included because she was employed at December 31, 2009)
• Change in Control			1,564,132	1,564,132
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,000,000	12,684		1,012,684
• Termination of employment for any other reason in connection with a Change in Control	300,000			300,000
• Termination of employment without Cause	200,000			200,000
• Termination of employment for any other reason with Under Armour enforcing a non-compete	240,000			240,000
• Disability			953,932	953,932	(1)
• Death			953,932	953,932
Eugene R. McCarthy
• Change in Control			954,450	954,450
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,000,000	12,559		1,012,559
• Termination of employment for any other reason in connection with a Change in Control	300,000			300,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	240,000			240,000
• Disability			954,450	954,450	(1)
• Death			954,450	954,450

(1)	Monthly disability payments are not included in the table because they are paid under a disability insurance policy and not by us.

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control and other severance agreements, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

In other severance agreements, “good reason” is generally defined as:

•	a material diminishment in duties, responsibilities, or authority; or

•	a material reduction in salary, bonus potential or benefits, other than as generally applied to other peer executives.

Benefits and Payments

Upon a Change in Control

All restricted stock vests upon a change in control and a portion or all of stock options vest upon a change in control. The amounts reflect the value of restricted stock on December 31, 2009 and, for stock options that vest, the value of the stock covered by the option on December 31, 2009 minus the exercise price. See “Outstanding Equity Awards at 2009 Fiscal Year End” table for stock options that vest upon a change in control.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause or by Executive for Good Reason

Mr. McCreight would be entitled to receive his salary for 12 months and Ms. Karkus (only for termination of employment without Cause) would be entitled to receive her salary for six months. These amounts would be reduced by the amounts paid for enforcement of a non-compete (see below). In addition, if Mr. McCreight’s employment is terminated without Cause within his first two years of employment, any restricted shares that would vest within 12 months of his termination of employment, would vest upon his termination of employment.

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock vests upon the executive’s disability.

The named executives are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received the following monthly supplemental disability insurance payments until age 65: Mr. Plank, $15,600; Mr. Dickerson, $11,009; Mr. McCreight, $5,000; Ms. Karkus, $5,000 and Mr. McCarthy, $15,000.

Death

All restricted stock vests upon the executive’s death.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	2,905,978	$18.02	7,786,980
Equity compensation plans not approved by security holders	480,000	$36.99	—

Total	3,385,978		7,786,980

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 74,838 restricted stock units and deferred stock units issued to employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance includes 6,932,330 shares of our Class A Common Stock under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan (2005 Stock Plan) and 854,650 shares of our Class A Common Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. We have disclosed the material features of the plans in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2009 (our 2009 10-K).

The number of securities issued under equity compensation plans not approved by security holders includes 480,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. We have disclosed the material features of the warrants in Note 12 to the Consolidated Financial Statements included in our 2009 10-K.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2009. The list includes only those employees with annual compensation in 2009 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The amounts indicated include 2009 salary and 2009 bonus paid in early 2010: J. Scott Plank, Executive Vice President, Business Development and brother of Kevin Plank, our Chief Executive Officer, Chairman of the Board of Directors and principal stockholder, $331,847. The Compensation Committee approved the compensation for J. Scott Plank as he is one of our executive officers.

KP Flyers, LLC, a company controlled by Kevin Plank, owns a jet aircraft. In 2007, we entered into an operating lease agreement with KP Flyers to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. We pay KP Flyers $4,500 per hour to lease the aircraft. This was the charter rate for this aircraft before KP Flyers purchased the aircraft in 2007. We reviewed charter rates for this type of aircraft and determined that our hourly rate is at or below market rates. For 2009, we paid KP Flyers $591,572 for our business use of the aircraft. We have also entered into an agreement with Kevin Plank and the company managing the aircraft. Under this agreement, Kevin Plank has agreed to pay the management expenses related to our business use as well as his personal use of the aircraft. The Audit Committee approved these transactions. The committee determined these transactions were reasonable and that we would benefit by the use of the aircraft for company business.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The Audit Committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the Audit Committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider, among other factors it deems appropriate:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2010. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2009 and 2008 for services rendered to Under Armour were as follows:

	2009	2008
Audit Fees	$1,093,522	$1,030,868
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	17,281	34,391

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. We had no such fees for 2009 or 2008.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. We had no such fees for 2009 or 2008.

All Other Fees

All other fees include a subscription to an accounting research tool and fees for consulting on customs valuations.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2009 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2009 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Byron K. Adams, Jr.

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 2)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2010. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2009 and 2008, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2009, except for one statement of changes in beneficial ownership of securities on Form 4. Raphael Peck, a former executive officer of the company, exercised 12,607 options on May 25, 2009. The filing for this transaction was inadvertently omitted and promptly made after the mistake was discovered on June 16, 2009.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for our 2011 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 19, 2010.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2011 Annual Meeting of Stockholders, but which will not be included in the proxy statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2011 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 26, 2010 and no later than December 25, 2010. However, if we delay or advance mailing notice of the 2011 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2010 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2011 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2011 Annual Meeting, if that date is later).

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

To withhold authority to vote for any

individual nominee(s), mark “For All

Except” and write the number(s) of the

nominee(s) on the line below.

0 0 0

0 0 0

0 0

0000053730_1 R2.09.05.010

For Withhold For All

All All Except

The Board of Directors recommends that you

vote FOR the following:

1. Election of Directors

Nominees

01 Kevin A. Plank 02 Byron K. Adams, Jr. 03 Douglas E. Coltharp 04 Anthony W. Deering 05 A.B. Krongard

06 William R. McDermott 07 Harvey L. Sanders 08 Thomas J. Sippel

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY

1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 Ratification of Appointment of Independent Registered Public Accounting Firm

NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No

Please indicate if you plan to attend this meeting

0000053730_2 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report &

10k is/are available at www.proxyvote.com.

UNDER ARMOUR, INC.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 4, 2010 and at any adjourment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR”

Proposal 2.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

To withhold authority to vote for any

individual nominee(s), mark “For All

Except” and write the number(s) of the

nominee(s) on the line below.

0 0 0

0 0 0

0 0

0000053730_1 R2.09.05.010

For Withhold For All

All All Except

The Board of Directors recommends that you

vote FOR the following:

1. Election of Directors

Nominees

01 Kevin A. Plank 02 Byron K. Adams, Jr. 03 Douglas E. Coltharp 04 Anthony W. Deering 05 A.B. Krongard

06 William R. McDermott 07 Harvey L. Sanders 08 Thomas J. Sippel

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY

1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 Ratification of Appointment of Independent Registered Public Accounting Firm

NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No

Please indicate if you plan to attend this meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report &

10k is/are available at www.proxyvote.com .

UNDER ARMOUR, INC.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 4, 2010 and at any adjourment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR”

Proposal 2.

Continued and to be signed on reverse side

0000053730_2 R2.09.05.010